OPTION AGREEMENT


        THIS IS TO CERTIFY THAT, for value received and subject to the provisions hereinafter set forth, the undersigned herewith grants to Owen Kratz (the "Holder") the right to purchase 16,832 shares of the common stock (the "Shares") of Cal Dive International, Inc., a Minnesota corporation, and its successors and assigns (the "Company"). The exercise price for the Shares shall be equal to $45.048 per share. This Option will expire on the earlier of (i) the date upon which Gerald G. Reuhl sells all of his shares or (ii) the date upon which the Holder is terminated by the Company for Cause or voluntarily terminates employment. The defined terms in the preceding sentence have the meanings ascribed to them in that certain Amended and Restated Shareholders Agreement (the "Shareholders Agreement") dated as of January 12, 1995, by and among the Company, Secured Energy Assets Fund, Limited Partnership, First Reserve Fund V, Limited Partnership, First Reserve Fund VI, Limited Partnership, and First Reserve Fund V-2, Limited Partnership (the "Funds"), Gerald G. Reuhl, Owen Kratz and S. James Nelson, individually, and as Trustees of the Cal Dive International, Inc. Voting Trust. The exercise price per share (the "Per Share Option Price") when multiplied by the number of shares to be purchased hereunder shall be referred to as the "Aggregate Option Price."

        The following is a statement of rights of the Holder of this Option and the terms and conditions to which this Option is subject, to which terms the Holder hereof, by the acceptance of this Option, agrees.

1. EXERCISE OF OPTION. The exercise of this Option shall be contingent on all of the following:

        (a) Holder shall have sold only 25,000 shares of the common stock of Cal Dive International as contemplated by the Purchase Agreement dated January 12, 1995, by and between the Company, the Funds, Gerald G. Reuhl, Owen Kratz and S.James Nelson, Jr., individually, and as Trustees of the voting Trust, and Gordon F. Ahalt; and Gerald G. Reuhl shall have sold an additional 42,007 shares as provided for therein.

        (b) The Holder's payment to the undersigned of the Aggregate Option Price by wire transfer (together with a written statement specifying that the Holder intends to exercise the rights under the Option) for the Shares so purchased,

        (c) The Holder must be employed by the Company on the date the Option is exercised, and

        (d) The Holder must agree to execute such instruments and to take such further actions such that the Shares shall remain subject to the Shareholders Agreement, as the same may be hereafter amended from time to time. This Option may be exercised in whole or in part, one time only, on or before the expiration of this Option.

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2.      RESERVATION OF STOCK. The undersigned shall, at all times prior to the expiration of this Option, reserve and keep available, out of the common stock of the Company held by the undersigned, for the purposes of sale upon exercise of this Option, such number of the shares of the Company's common stock as shall from time to time be sufficient for the exercise of this Option in whole.

3.      ANTIDILUTION ADJUSTMENTS.

        3.1.   ADJUSTMENT OF THE SHARES AND THE PER SHARE OPTION PRICE.
        (a) In case at any time the Company shall subdivide its outstanding shares of common stock into a greater number of shares, the Per Share Option Price in effect immediately prior to such a subdivision shall be proportionately reduced (and the Shares proportionately increased), and conversely, in case the outstanding shares of common stock of the Company shall be combined into a smaller number of shares, the Per Share Option Price in effect immediately prior to such combination shall be proportionately increased (and the Shares proportionately decreased).

        3.2. STOCK DIVIDENDS. In case any time the Company takes a record of holders of common stock for the purpose of entitling them to receive a dividend payable in common stock, the Holder shall thereafter be entitled to receive, upon the exercise of this Option, in addition to the Shares deliverable in accordance with the provisions hereof, such proportionate number of additional stock dividend Shares which the Holder would have been entitled to receive had the Option been exercised immediately prior to the taking of such record for such stock dividend.

4.      NO VOTING RIGHTS

        This Option shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

5.      REGISTRATION RIGHTS AGREEMENT

        The undersigned and the Holder shall take all reasonable and practicable actions that they can so that the provisions of the Registration Rights Agreement dated as of January 12, 1995, by and among the Company, the Funds, Gerald G. Reuhl, Owen Kratz and S. James Nelson, which provides rights to registration under the Securities Act of 1993, as amended, are hereby incorporated herein by reference and made a part hereof and shall be deemed to apply to the registration of the Shares.

6.      NO TRANSFER

        This Option is not transferable by either party to this Agreement without the prior written consent of the other party.

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7.      TAX WITHHOLDING

        Whenever shares of Stock are sold due to the exercise of this Option, the undersigned may require as a pre-condition to such sale that the Holder remit to the Company an amount sufficient to satisfy any applicable federal, state, or local withholding taxes relating to any taxes due, including the value thereof. It is agreed that all such taxes shall be the obligation of the Holder and not the undersigned.

8.      GOVERNING LAW

        This Option shall be construed and interpreted in accordance with, and governed by, the law of the State of Minnesota without regard to the principles of conflicts of law.

        IN WITNESS WHEREOF, the undersigned has caused this Option to be duly executed and delivered on this 25th day of February, 1995.


                                                   /s/ GERALD G. REUHL
                                                       Gerald G. Reuhl

The foregoing is accepted and agreed
to this 25th day of February, 1995.

/s/ OWEN KRATZ
    Owen Kratz

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